Janet A. Nash
                                 Attorney At Law
                       4500 Main Street, P. O. Box 418210
                        Kansas City, Missouri 64141-9210
                            Telephone (816) 340-7480
                             Telecopy (816) 340-4074
                                                                  April 18, 1997

American Century Capital Portfolios, Inc.
American Century Tower
4500 Main Street
Kansas City, Missouri 64111

Ladies and Gentlemen:

         As counsel to American Century Capital Portfolios, Inc., I am generally familiar with its affairs. Based upon this familiarity, and upon the examination of such documents as I have deemed relevant, it is my opinion that the shares of the corporation described in its Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on April 18, 1997, will, when issued, be validly issued, fully paid and nonassessable.

         For the record, it should be stated that I am an officer and employee of American Century Services Corporation, an affiliated corporation of American Century Investment Management, Inc., the investment adviser of American Century Capital Portfolios, Inc.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                                     Sincerely,


                                                     /s/Janet A. Nash
                                                     Janet A. Nash